Exhibit 2.16

AMENDMENT TO

THE PURCHASE AGREEMENT

This AMENDMENT (the “Amendment”) TO THE PURCHASE AGREEMENT, dated as of November 1, 2010 (the “Purchase Agreement”), by and among Aveon Holdings I L.P., a Delaware limited partnership (“Aveon”); Brownstone Investment Partners, LLC, a Delaware limited liability company (the “Company”); Oren Cohen, Curt Schade and The Cohen Family Spray Trust (the “Active Principal Sellers”); and Douglas B. Lowey, Barrett Naylor and The Lowey Family Spray Trust (each, individually, an “Exiting Principal Seller,” and, together with the Active Principal Sellers, the “Sellers”), is effective as of the 6th day of December, 2010, by and among Aveon, the Company, each of the Active Principal Sellers and each of the Exiting Principal Sellers. Capitalized terms used herein but not defined herein shall have the meaning set forth in the Purchase Agreement.

WHEREAS, the parties signatory hereto are the parties to the Purchase Agreement; and

WHEREAS, pursuant to Section 12.3 of the Purchase Agreement, the Purchase Agreement may not be amended except by an instrument in writing signed and delivered on behalf of the Purchaser and each of the Sellers.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto hereby agree as follows:

1.      Section 2.2 of the Purchase Agreement shall be amended by inserting at the end thereof the following subparagraph (e):

“(e)    If the highest marginal federal income tax rate applicable to ordinary income or long-term capital gains is higher in 2011 than in 2010, then Buyer shall pay to Seller an amount (on an after-tax basis) equal to the excess, if any, of Seller’s actual income tax liability for 2011 in respect of income and gains related to the Purchase Price, over Seller’s income tax liability for 2011 in respect of income and gains related to the Purchase Price computed as if the federal income tax rates applicable to ordinary income and long-term capital gains in 2011 are equal to the rates that were applicable for 2010.”

2.      This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law principles thereof.

3.      Except as so modified pursuant to this Amendment, the Purchase Agreement is ratified and confirmed in all respects. This Amendment shall be effective as of the date hereof.

4.      This Agreement may be executed (i) by facsimile or portable document format (PDF) and (ii) in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

AVEON HOLDINGS I L.P.

By: Aveon Holdings I GP, Inc., its general partner

		By:	/s/ John Hassett
			Name:	John Hassett
			Title:	President and Chief Executive Officer

BROWNSTONE INVESTMENT PARTNERS, LLC

	By:	/s/ Oren Cohen
		Name:	Oren Cohen
		Title:	Managing Member

ACTIVE PRINCIPAL SELLERS

		By:	/s/ Oren Cohen
Oren Cohen

		By:	/s/ Curt Schade
Curt Schade

		By:	The Cohen Family Spray Trust

			By:	/s/ Oren Cohen
Oren Cohen, its Trustee

			By:	/s/ Alan Bochner
Alan Bochner, its Trustee

EXITING PRINCIPAL SELLERS

By:	/s/ Douglas B. Lowey
Douglas B. Lowey

By:	/s/ Barret Naylor
Barret Naylor

By:	The Lowey Family Spray Trust

	By:	/s/ Douglas B. Lowey
Douglas B. Lowey
Its Trustee